As filed with the Securities and Exchange Commission on November 15, 2023
Registration No. 333-189961
Registration No. 333-131929
Registration No. 333-100101
Registration No. 033-78796

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-189961)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-131929)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-100101)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 033-78796)

TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CHASE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Massachusetts	11-1797126
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

375 University Avenue,
Westwood, Massachusetts 02090
(Address of Principal Executive Offices)

Chase Corporation 2013 Equity Incentive Plan
Chase Corporation 2005 Incentive Plan
2001 Senior Management Stock Plan
2001 Non-Employee Director Stock Plan
1988 Stock Option Plan
(Full Title of the Plan)

Michael J. Bourque
Chase Corporation
375 University Avenue,
Westwood, Massachusetts 02090
(781) 332-0700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, ” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

These Post-Effective Amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements of Chase Corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

1.
Registration Statement No. 333-189961, registering 1,200,000 shares of common stock of the Company, par value $0.10 per share (the “Shares”), issuable pursuant to the Company’s 2013 Equity Incentive Plan, filed with the Securities and Exchange Commission on July 15, 2013.

2.	Registration Statement No. 333-131929, registering 500,000 Shares issuable pursuant to the Company’s 2005 Incentive Plan, filed with the Securities and Exchange Commission on February 17, 2006.

3.
Registration Statement No. 333-100101, registering 750,000 Shares issuable pursuant to the Company’s 2001 Non-Employee Director Stock Option Plan and 90,000 Shares underlying awards that may be granted pursuant to the 2001 Non-Employee Director Stock Option Plan, filed with the Securities and Exchange Commission on September 26, 2002.

4.	Registration Statement No. 033-78796, registering 451,000 Shares issuable pursuant to the Company’s 1988 Stock Option Plan, filed with the Securities and Exchange Commission on May 11, 1994.

On July 21, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Formulations Parent Corporation, a Delaware corporation (“Parent”) and Formulations Merger Sub Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”). On November 15, 2023, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the offerings of securities pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statements which remain unsold at the termination of the offerings, the Company hereby terminates the effectiveness of each Registration Statement and removes from registration all Shares registered under each Registration Statement that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westwood, State of Massachusetts, on November 15, 2023.

CHASE CORPORATION

By:	/s/ Michael J. Bourque
	Name:	Michael J. Bourque
	Title:	Treasurer and Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.